CONTACT:	John Zettler 715 836-9994 x109
DATE:	July 27, 2004
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES

THIRD QUARTER EARNINGS

EAU CLAIRE, Wisc.--Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $240,649 for the quarter ending June 30, 2004 compared to $186,843 for the prior year quarter. Earnings for the nine-month year-to-date totaled $608,571 compared to $408,197 for the prior year period.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic earnings per share of $.08 were reported for the quarter ending June 30, 2004. Earnings per share data from March 29, 2004 (the date of reorganization), to June 30, 2004 is not meaningful due to the shortness of the period and, accordingly, has not been presented. Earnings per share data does not apply to the periods prior to the reorganization since Citizens Community Federal was a mutual savings bank with no stock outstanding.

Net interest income for the quarter ended June 30, 2004 totaled $1.7 million compared to $1.5 million for the prior year quarter. Net interest income for the nine months ended June 30, 2004 totaled $4.9 million compared to $4.2 million for the prior nine-month period. The increase in net interest income was primarily a result of an increase in loans outstanding for the fiscal 2004 periods over the fiscal 2003 periods. The interest spread and net interest margin were maintained in both periods of fiscal 2004 and 2003, as the yield on assets and rates paid on liabilities decreased consistently.

Non-interest income remained steady at $359,000 for the quarter ending June 30, 2004, compared to $359,000 for the same period in 2003 as a result of continued strong loan fee income. For the nine-month period ending June 30, 2004, non-interest income increased to $1,036,000 from $980,000 for the nine-month period ending June 30, 2003.

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Citizens Community Bancorp
July 27, 2004

Non-interest expense increased to $1.6 million for the three months ending June 30, 2004, compared to $1.4 million for the three months ending June 30, 2003. For the nine-month period ending June 30, 2004, non-interest expense increased to $4.6 million from $4.2 million for the previous nine-month period. The increase in both periods was primarily due to normal salary increases and additional staffing at the Mankato branch office acquired in November 2003.

Total assets increased by $21.9 million, or 16.8%, to $152.3 million at June 30, 2004, from $130.4 million as of September 30, 2003. The increase in assets was primarily attributable to an increase in loans receivable of $19.4 million. The increase in assets included the purchase of the branch in Mankato, Minn., on November 1, 2003, which included $700,618 in loans and $24,246 in equipment.

Stockholder's equity increased $8.4 million to $19.4 million at June 30, 2004, from $11.0 million at September 30, 2003. The increase for the period was a result of $7.9 million of net capital raised in the stock offering which was part of the reorganization to the mutual holding company structure as discussed above and net earnings of $608,571 for the period.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating nine full-service banking offices in Wisconsin and Minnesota.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the changes in the economy, interest rate movements, competition in the Company's market area for its products and services, timely development by the Company of technology enhancements for its products and operating systems, the Company's ability to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

CITIZENS COMMUNITY BANCORP
SELECTED FINANCIAL INFORMATION

		June 30, 2004	September 30, 2003
		(In thousands)
Selected Financial Condition Data
Total Assets		$152,330,595	$130,399,883
Cash and Cash equivalents		$5,197,658	$3,074,024
Loans receivable, net		$142,512,301	$123,107,367
Allowance for Loan Losses		$(525,210)	$(466,527)
Deposits		$118,517,423	$114,962,864
Federal Home Loan Bank Advances		$13,500,000	$3,700,000
Total Equity		$19,376,442	$10,990,936

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
		(In thousands)
Selected Operations Data
Total Interest and Dividend Income	$2,425,170	$2,243,507	$7,041,972	$6,634,716
Interest expense	$684,159	$769,555	$2,141,538	$2,406,409
Net Interest Income	$1,741,011	$1,473,952	$4,900,434	$4,228,307
Provision for loan losses	$99,999	$96,000	$295,998	$309,530
Net Interest Income After Provision For Loan Loss	$1,641,012	$1,377,952	$4,604,436	$3,918,777
Total Noninterest Income	$358,855	$359,334	$1,036,474	$980,285
Total Noninterest Expense	$1,602,550	$1,428,455	$4,635,566	$4,224,356
Income before provision for income tax	$397,317	$308,831	$1,005,344	$674,706
Provision for income taxes	$156,668	$121,988	$396,773	$266,509
Net Income	$240,649	$186,843	$608,571	$408,197
Earnings per share	$0.08	NA	NA	NA